Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Fiscal Year Ended		% Change
	September 30, 2005	October 1, 2004
ARAMARK Corporation Consolidated Sales (as reported)	$10,963,360	$10,192,240	8%
Effect of Currency Translation	—	98,814
Effect of Acquisitions and Divestitures	(315,053)	(47,238)

ARAMARK Corporation Consolidated Sales (as adjusted)	$10,648,307	$10,243,816	4%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME

(Unaudited)

(In thousands)

Management believes that presentation of operating income adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Fiscal Year Ended		% Change
	September 30, 2005	October 1, 2004
ARAMARK Corporation Consolidated Operating Income (as reported)	$580,172	$537,578	8%
Effect of Currency Translation	—	3,588
Effect of Acquisitions and Divestitures	(11,822)	(4,026)

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$568,350	$537,140	6%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME

(Unaudited)

(In thousands)

Management believes that presentation of operating income growth adjusted to eliminate the effects of acquisitions, divestitures, the impact of currency translation and, for fiscal 2005, the effect of the gain from a real estate sale by an equity affiliate ($9.7 million), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Fiscal Year Ended		% Change
	September 30, 2005	October 1, 2004
Food and Support Services—U.S. Operating Income (as reported)	$403,056	$375,840	7%
Gain from Real Estate Sale by Equity Affiliate	(9,737)	—

Food and Support Services—U.S. Operating Income (as adjusted)	$393,319	$375,840	5%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED SALES GROWTH COMPARISONS

(Unaudited)

(In thousands)

Management believes that presentation of adjusted sales growth in the fiscal 2004 and 2003 years, as adjusted to eliminate the effects of acquisitions, divestitures, the effect of the 53rd week in fiscal 2003 and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The 53rd week adjustment is made to enhance comparability since fiscal 2003 was a 53 week year, including one week more than a normal fiscal period. The consolidated 2004 sales have also been adjusted to eliminate the lack of service day comparability in the Education sector which resulted from fiscal 2004 starting one week later than a normal fiscal year.

	Twelve Months Ended		% Change
	October 1, 2004	October 3, 2003
ARAMARK Corporation Consolidated Sales (as reported)	$10,192,240	$9,447,815	8%
Estimated Effect of 53rd Week	30,964	(187,467)
Effect of Currency Translation	—	155,582
Effect of Acquisitions and Divestitures	(305,034)	(32,143)

ARAMARK Corporation Consolidated Sales (as adjusted)	$9,918,170	$9,383,787	6%

Food and Support Services—U.S. Sales (as reported)	$6,879,288	$6,542,082	5%
Estimated Effect of 53rd Week	30,964	(140,367)

Food and Support Services—U.S. Sales (as adjusted)	$6,910,252	$6,401,715	8%

Food and Support Services—International—Sales (as reported)	$1,830,428	$1,427,138	28%
Estimated Effect of 53rd Week	—	(17,571)
Effect of Currency Translation	—	155,582

Food and Support Services—International—Sales (as adjusted)	$1,830,428	$1,565,149	17%

ARAMARK Uniform and Career Apparel—Rental—Sales (as reported)	$1,042,544	$1,030,343	1%
Estimated Effect of 53rd Week	—	(19,457)

ARAMARK Uniform and Career Apparel—Rental—Sales (as adjusted)	$1,042,544	$1,010,886	3%

ARAMARK Uniform and Career Apparel—Direct Marketing—Sales (as reported)	$439,980	$448,252	-2%
Estimated Effect of 53rd Week	—	(10,072)

ARAMARK Uniform and Career Apparel—Direct Marketing—Sales (as adjusted)	$439,980	$438,180	0%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME COMPARISONS

(Unaudited)

(In thousands)

Management believes that presentation of adjusted operating income growth in the fiscal 2004 and 2003 years, as adjusted to eliminate the effects of acquisitions, divestitures, the effect of the 53rd week in fiscal 2003, unusual items and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The 53rd week adjustment is made to enhance comparability since fiscal 2003 was a 53 week year, including one week more than a normal fiscal period. Fiscal 2004 operating income has also been adjusted to eliminate the lack of service day comparability in the Education sector which resulted from fiscal 2004 starting one week later than a normal fiscal year.

In the fourth quarter of fiscal 2004, ARAMARK recorded a $10.0 million charge related to a management change. The fiscal 2003 fourth quarter includes approximately $32.0 million of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a previously divested periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million is included in “Other (income) expense.” These items have been excluded from the following comparisons of operating income to enhance comparability due to the size and unusual nature of these items.

	Twelve Months Ended		% Change
	October 1, 2004	October 3, 2003
ARAMARK Corporation Consolidated Operating Income (as reported)	$537,578	$552,022
Add: Change of management charge	10,006	—
Add: Other expense	—	10,700
Less: Insurance proceeds	—	(31,990)

	547,584	530,732	3%
Estimated Effect of 53rd Week	2,743	(12,947)
Effect of Currency Translation	—	7,747
Effect of Acquisitions and Divestitures	(16,565)	(1,095)

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$533,762	$524,437	2%

Food and Support Services—U.S. Operating Income (as reported)	$375,840	$393,227	-4%
Estimated Effect of 53rd Week	2,743	(9,343)
Insurance Proceeds	—	(31,990)

Food and Support Services—U.S. Operating Income (as adjusted)	$378,583	$351,894	8%

Food and Support Services—International—Operating Income (as reported)	$66,647	$61,226	9%
Estimated Effect of 53rd Week	—	(684)
Effect of Currency Translation	—	7,747

	66,647	68,289	-2%
Effect of Acquisitions and Divestitures	(4,165)	244

Food and Support Services—International—Operating Income (as adjusted)	$62,482	$68,533	-9%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED FOURTH QUARTER SALES—DIRECT MARKETING SEGMENT

(Unaudited)

(In thousands)

A comparison of Direct Marketing Segment sales for the fourth quarters of fiscal 2004 and fiscal 2003 (14 week period) is presented to reflect the effect of the additional week in 2003 on the comparison. Management believes this comparison provides useful information to investors.

	Three Months Ended		% Change
	October 1, 2004	October 3, 2003
ARAMARK Uniform and Career Apparel—Direct Marketing—Sales (as reported)	$99,588	$112,842
Estimated Effect of 53rd Week	—	(10,072)

ARAMARK Uniform and Career Apparel—Direct Marketing—Sales (as adjusted)	$99,588	$102,770	-3%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING MARGIN

(Unaudited)

(In thousands)

In the fourth quarter of fiscal 2004, ARAMARK recorded a $10.0 million charge related to a management change. The fiscal 2003 fourth quarter includes approximately $32.0 million of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a previously divested periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million is included in “Other (income) expense.” The table below is presented to illustrate the effect of these unusual items on operating margin which we define as operating income expressed as a percentage of sales.

	Fiscal Year Ended
	October 1, 2004	October 3, 2003
ARAMARK Corporation Consolidated Sales, as reported	$10,192,240	$9,447,815

Operating income, as reported	$537,578	$552,022
Add: Change of management charge	10,006	—
Add: Other expense	—	10,700
Less: Insurance proceeds	—	(31,990)

Operating income, as adjusted	$547,584	$530,732

Operating margin, as adjusted	5.4%	5.6%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

OPERATING RESULTS EXCLUDING UNUSUAL ITEMS

(Unaudited)

(In thousands, except per share amounts)

In the fourth quarter of fiscal 2004, ARAMARK recorded a $10.0 million charge ($6.1 million net of tax) related to a management change.

In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax). Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based on the settlement of certain open tax years, by approximately $8.4 million. The fiscal 2003 fourth quarter includes approximately $32.0 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a previously divested periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million net of tax) is included in “Other (income) expense.” These items have been excluded from the following comparisons of income from continuing operations and earnings per share to enhance comparability due to the size and unusual nature of these items.

	Fiscal Year Ended
	October 1, 2004	October 3, 2003
Income from continuing operations (as reported)	$263,104	$265,368
Add: Change of management charge	6,146	—
Add: Debt extinguishment charge	—	4,687
Less: Tax provision adjustment	—	(8,439)
Add: Other expense	—	6,583
Less: Insurance proceeds	—	(19,683)

Income from continuing operations (as adjusted)	$269,250	$248,516

Earnings Per Share—Diluted (as reported)	$1.36	$1.34
Add: Change of management charge	0.03	—
Add: Debt extinguishment charge	—	0.02
Less: Tax provision adjustment	—	(0.04)
Add: Other expense	—	0.03
Less: Insurance proceeds	—	(0.10)

Earnings Per Share—Diluted (as adjusted)	$1.39	$1.26